Exhibit 10.13

Amended and Restated Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) effective as of November 1, 2024 (the “Effective Date”), by and between MATTHEW RABINOWITZ (the “Executive”) and NATERA, INC., a Delaware corporation (the “Company”).

1.Duties and Scope of Employment.
(a)Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Executive and the Executive shall report to the Company’s Board of Directors (the “Board”).  The Board will nominate the Executive to serve as a member of the Board and shall recommend that the Company’s stockholders vote in favor of the election of the Executive as a member of the Board. The Executive shall serve as Executive Chairman, or with such other title reflecting his role, responsibilities, and position with the Company in the event that the Company’s stockholders do not vote in favor of the election of the Executive as a member of the Board.
(b)Obligations to the Company. During his Employment, the Executive shall continue to devote substantially the same amount of effort and time to the Company, including spending in aggregate a minimum of three business days per week (excluding holidays and paid vacations in accordance with the Company’s vacation policy as may be amended from time to time) (the “Requisite Effort”). The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his Employment. It is understood that Executive has existing commitments to other companies and organizations. These commitments are listed on EXHIBIT A attached hereto. These commitments shall not interfere with the Executive’s ability to devote the Requisite Effort to the Company. The Executive shall not take on any additional commitments that would cause Executive to be unable to provide the Requisite Effort without the consent of a majority of the Board of Directors of the Company.
(c)Proprietary Information and Inventions Agreement. The Executive will remain subject to the Proprietary Information and Inventions Agreement with the Company, which the Executive has previously signed.
2.Cash and Incentive Compensation.
(a)Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate equal to 50% of the base salary of the Company’s Chief Executive Officer. This salary, along with the Chief Executive Officer’s Salary, will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), as in effect from time to time, is referred to in this Agreement as “Base Salary.” The Executive’s Base Salary for the Company’s 2024 fiscal year shall be $400,000 (Four Hundred Thousand Dollars).
(b)Cash Bonus. The Executive shall be eligible for an annual incentive bonus equal to 85% of his Base Salary (the “Eligible Bonus”), payable to the extent applicable performance goals have been satisfied for the applicable fiscal year. The Board or Compensation Committee of the Board shall use commercially reasonable efforts to communicate such Company performance goals to the Executive by March 31 of each year, subject to any reasonable and necessary revisions to such goals during the year to accommodate the changing requirements of the Company’s business. Such bonus shall be awarded based on the Company bonus policy and pursuant to the Company’s Management Cash Incentive Plan and, except as is otherwise provided herein, is subject to change at the sole discretion of the Company. The determination of the Company’s Board or Compensation Committee with respect to bonuses shall be final and binding. Except as otherwise provided herein, the Executive shall not be entitled to an annual bonus if the Executive is not employed by the Company on the date when such bonus is paid. Further, the Executive shall not be entitled to a prorated bonus distribution upon a Separation from the Company.
(c)Annual Equity Awards. Subject to the approval of the Board or its Compensation Committee, in connection with the Company’s annual equity award process and consistent with the Company’s standard equity grant cycle, the Company shall grant the Executive annual equity awards (“Annual Equity Awards”) for each fiscal year (contingent upon the Executive’s continued Employment with the Company through the applicable grant date) in an amount equal to 80% of the dollar value of the annual equity award(s) granted to the Company’s Chief Executive Officer for each such fiscal year (“CEO Equity”), allocated among time-based and performance-based vesting conditions in the same proportions as the CEO Equity. To the extent that the Company’s equity grant practices include the issuance of stock options, the number of shares underlying the Annual Equity Awards may be issued in the form of stock options or restricted stock units at the election of Executive, which the Executive shall make no later than the date of grant of the applicable annual equity award. The number of stock options or RSUs granted shall be calculated in accordance with the Company’s equity grant policies and procedures. The Annual Equity Awards shall be subject to the terms and conditions applicable to equity granted under the Company’s 2015 Equity Incentive Plan (as amended and restated, the “Plan”), as described in the Plan and in each applicable award agreement. Subject to Section 6(c) of this Agreement, the vesting terms and conditions of any performance-based awards will be set forth in the applicable award agreement.
3.Executive Benefits. As a regular status employee, the Executive will be eligible to participate in all Company-sponsored benefits, subject in each case to the generally applicable terms and conditions of the plan or benefit in question and to the determinations of any person or committee administering such plan or benefit. The Company’s benefits are subject to change from time to time and currently include medical, dental, vision and life insurance, a 401(k) retirement plan with a Company match, as well as holiday pay and paid-time off.
4.Business Expenses. The Executive will be reimbursed for ordinary and necessary business expenses that are submitted in accordance with the Company’s then-current policies.
5.Employment Relationship.
(a)Employment at Will. The Executive’s Employment with the Company is for no specific period of time. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company may terminate the Executive’s Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a member of the Board.
(b)Rights Upon Termination. Except as expressly provided in Section 6, upon any termination of Employment, the Executive shall only be entitled to the compensation, benefits and expense reimbursements that the Executive has earned under this Agreement before and including the effective date of the termination.
6.Termination Benefits.
(a)Conditions.  If the Executive is subject to an Involuntary Termination as described below in this Section 6, then the Executive will be entitled to the benefits described in this Section 6, provided that the Executive has (i) returned all Company property in the Executive’s possession and (ii) executed a general release of all claims, in a reasonable form prescribed by the Company (the “Release”).  The Executive must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty days after the Executive’s Separation.  For the avoidance of doubt, if the Executive fails to return the Release on or before the Release Deadline, or if the Executive revokes the Release, then the Executive will not be entitled to the benefits described in this Section 6.
(b)Cash Severance.  If the Executive is subject to an Involuntary Termination, then the Company shall pay the Executive a lump sum equal to twelve months of Base Salary (or if an Involuntary Termination occurs at the time of or within twelve months following such Change in Control (a “CIC Involuntary Termination”), then the Company shall pay the Executive a lump sum equal to the sum of (A) eighteen months of Base Salary plus (B) the Eligible Bonus for the fiscal year in which the Involuntary Termination occurs (calculated, for the avoidance of doubt, as if all performance criteria had been satisfied at 100% of the target level (where applicable)).  Such amount will be referred to as the “Severance” payment.

The cash Severance payment will be made within sixty days after the Executive’s Separation; however, if such sixty-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

(c)Vesting of Equity Awards.
(i)Time-Based Equity Awards.  If the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in the greater of (i) an additional 50% of the unvested and outstanding option shares and shares granted pursuant to other equity-based awards that vest solely based on Executive’s continuous Service to the Company (collectively, the “Time-Based Equity Awards”) measured as of the date of the Involuntary Termination or (ii) a number of shares subject to the outstanding Time-Based Equity Awards determined as if the Executive had completed an additional twelve months of continuous Service measured from the date of the Involuntary Termination.
(ii)Performance-Based Equity Awards.  With respect to performance-based equity awards granted beginning on the Effective Date, if the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in that number of shares issuable under the Executive’s then-unvested performance-based equity awards (each a “Performance-Based Equity Award” and collectively, the “Performance-Based Equity Awards”) calculated as follows: (1) the total number of shares eligible for vesting based on the actual achievement of the performance conditions set forth in the applicable Performance-Based Equity Award as determined at the end of the measurement period set forth in such award (the “Eligible Shares”) multiplied by (2) the greater of (A) 0.50 and (B) the portion of the measurement period of such Performance-Based Equity Award during which the Executive provided service to the Company as if the Executive had completed an additional twelve months of continuous service measured from the date of the Involuntary Termination. For purposes of clarity, the Executive shall vest in 100% of the Eligible Shares under a Performance-Based Equity Award if such award vests during such twelve-month period of continuous service; and the Executive shall not vest in any portion of a Performance-Based Equity Award unless the minimum performance condition thereunder is achieved in accordance with the terms of such award. With respect to Performance-Based Equity Awards outstanding as of the Effective Date, if the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in 100% of such awards.
(iii)CIC Involuntary Termination.  If the Executive is subject to a CIC Involuntary Termination, then the Executive shall become fully vested in all of the then-unvested and outstanding Time-Based and Performance-Based Equity Awards. Vesting of Performance-Based Equity Awards shall be based on the greater of (i) actual achievement at the time of the Change in Control, or (ii) 100% achievement. For the avoidance of doubt, achievement of revenue milestones shall be determined, and vesting shall accelerate accordingly, based on the Company’s revenue forecasts approved by the Board at the time of such Change in Control.
(iv)Application.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, any greater benefits granted to the Executive pursuant to the terms of an existing equity award shall not be superseded hereby.  Further, this Section 6 shall apply to all future Time-Based and Performance-Based Equity Awards, unless the terms of such future award agreements expressly provide otherwise.
(d)Health Benefit Continuation.  If the Executive is subject to an Involuntary Termination and if the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following Separation, then the Company will pay the Executive’s monthly premium under COBRA until the earliest of (i) twelve months after Separation (eighteen months after Separation in the event of a CIC Involuntary Termination), (ii) the expiration of the Executive’s continuation coverage under COBRA or (iii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment. Such amounts may be reported as taxable income to the Executive to the extent necessary or advisable to avoid adverse tax consequences to the Executive, the Company or the Company’s other employees, in the Company’s sole discretion.
(e)Definition of “Involuntary Termination.”  For all purposes under this Agreement, “Involuntary Termination” shall mean a Separation as a result of either (i) the involuntary discharge of the Executive by the Company (or the parent or subsidiary employing him) for reasons other than Cause, or (ii) a voluntary resignation by the Executive for Good Reason.
(f)Definition of “Cause.”  For all purposes under the Agreement, “Cause” shall mean (i) the Executive’s commission of, or please of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (ii) Executive’s committing an act of fraud in his dealings with the Company; (iii) abandonment or neglect of his duties by the Executive for an extended period of time; (iv) Executive applies less than the Requisite Effort; or (v) (a) inability to perform the essential functions of the Participant’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment or (b) or death of the Executive.
(g)Definition of “Change in Control.”  For all purposes under this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with or into another entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.  The foregoing notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any equity award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable equity award agreement the transaction with respect to such equity award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(h)Definition of “Good Reason.”  For all purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Executive’s prior written consent, that (i) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position (other than for Cause); provided, that, for the avoidance of doubt, (x) modifying the Executive’s title other than pursuant to section 1(a) of this Agreement and (y) the failure to nominate or maintain the Executive on the Board (other than for Cause) shall each constitute Good Reason; (ii) requires the Executive to report to any person other than the Board; (iii) reduces the Base Salary, annual incentive bonus opportunity, grant date fair value of annual long-term incentive equity awards in forms including Options, RSUs and Performance Awards, or benefits under employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates; (iv) relocates the Executive’s principal place of employment to a location more than 25 miles from the Company’s office in San Carlos, California; provided, that if the Executive agrees in writing to establish another location as his principal place of employment, then for purposes of this clause (iv), such other location shall be substituted for San Carlos, California; or (v) constitutes a material breach by the Company of this Agreement (including, without limitation, failure to timely pay or award the Base Salary, annual incentive bonus or the annual long-term incentive equity awards or provide benefits under any material agreement between the Executive and the Company); provided, in all cases, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the condition giving rise to Good Reason within 120 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 120 days following the expiration of such cure period. The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a “disability” as defined in the regulations under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
(i)Definition of “Separation.”  For all purposes under this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code and the Treasury regulations promulgated thereunder.
(j)Definition of “Code.”  For all purposes under this Agreement, “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(k)Definition of “Service.”  For all purposes under this Agreement, “Service” shall mean service as an employee or consultant of the Company.
(l)Golden Parachute Tax Limitation.
(i)In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including the Executive’s equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the Executive’s receipt, on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.
(ii)For avoidance of doubt, the Total Payments shall include acceleration of vesting of equity awards granted by the Company that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.
(iii)The determination (the “Determination”) as to whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) and whether to make a Reduced Payment shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Executive within seven business days of the Executive’s Separation, if applicable, or such earlier time as is requested by the Company or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).  In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the Executive’s benefit such amounts as are then due to the Executive and shall promptly pay or transfer to or for the Executive’s benefit in the future such amounts as become due to the Executive.  Any determination by the Accounting Firm shall be binding upon the Executive and the Company, absent manifest error.
(iv)For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax).  If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order:  (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive.  In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards.  In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination.  For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.
(v)As a result of uncertainty in the application of Code Sections 4999 and 280G of at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder.  In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Executive that the Executive shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999.  In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the Executive’s benefit, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).
(vi)If this Section 6(l) is applicable with respect to the Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Total Payments.
7.Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.
8.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary. Notices may also be sent by electronic mail or facsimile and will be effective upon transmission or confirmation of transmission, as the case may be, to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.
(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing by the Executive and by an officer of the Company authorized by the Company’s Board. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)409A. If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation, then the cash Severance payment under Section 6, to the extent that it is subject to Section 409A of the Code, will be paid on the first business day following the earlier of (A) the expiration of the six-month period measured from the Executive’s Separation or (B) the date of the Executive’s death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, each such payment shall be deemed exempt from Section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.
(d)Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces any prior agreements, representations or understandings between the parties with respect to the subject matter hereof.
(e)Withholding Taxes. All forms of compensation referred to in this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law. The Executive is encouraged to obtain his own tax advice regarding the Executive’s compensation from the Company. The Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes the Executive’s tax liabilities, and the Executive will not make any claim against the Company or its Board related to tax liabilities arising from the Executive’s compensation.
(f)Choice of Law, Choice of Venue and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Delaware (except their provisions governing the choice of law). The Company and the Executive agree to file any claims, complaints or actions, whether in law or equity, arising out of the Executive’s employment with the Company with the federal courts of competent jurisdiction located in New Castle County, Delaware, and the state courts of competent jurisdiction located in New Castle County, State of Delaware only, and such courts shall have exclusive jurisdiction of any such matters. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the

Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(g)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

By: /s/ Matthew Rabinowitz

Name:  Matthew Rabinowitz

NATERA, INC.

By: /s/ Rowan Chapman

Name: Rowan Chapman

Title:  Compensation Committee Chair

EXHIBIT A

Commitments

Myome Inc.

Themba Inc.

Nolwazi LLC

NatureEye Inc. (Centinus Inc.)

Singata Foundation

Marble Therapeutics Inc. (Medici Therapeutics Inc.)

MR Scout Fund, Freedom Navigation Fund and advisory/board roles linked to investments

A-1